Sales and Service Agreement

Between

ENER-CORE Power, Inc.

and

The Regents of the University of California

University of California, Irvine

This Agreement for to provide the installation and demonstration of equipment is by and between The Regents of the University of California, a California constitutional corporation, on behalf of the University of California, Irvine campus Advanced Power & Energy Program (hereinafter “University”) and Ener-Core Power, Inc., a Delaware corporation (hereinafter “Buyer”).

I.	SCOPE OF WORK

University shall provide University shall provide certain goods and services as described in Exhibit A (which is incorporated herein by this reference) to provide for the installation and demonstration of Buyer’s equipment at the University, including preliminary site preparation, engineering support, fuel supply, electrical interconnection, control wiring, site access, environmental compliance and approvals with appropriate local jurisdictions.

Should there be any conflict between the terms of this Agreement and any Exhibits, the terms of this Agreement shall control.

All work is being performed by the University on a best efforts basis, and the University makes no warranty regarding the outcome of the work specified herein.

II.	PERIOD OF PERFORMANCE
A.	The period of performance of this Agreement shall commence on April 1, 2013 and continue through April 1, 2015.

B.	Either the University or the Buyer may terminate this Agreement at any time, without cause, by giving the other 60 days written notice of such action. If terminated prior to completion, the University shall, in thirty (30) days, receive full payment from Buyer for all costs incurred under this Agreement up to and including the date of termination.

III. COMPENSATION AND REIMBURSEMENT OF EXPENSES

A. Rate:	For items specified in Exhibit A:
	• FP250 installation site preparation:	$21,049
	• Emission Test:	$ 4,832 per test
	• General Use of Facilities and UCI Support for 8 months
		$62,244 or $7,780/mo

The total amount of this Agreement is $ 83,293 plus $4,832 per emission test requested for items specified in Exhibit A. The number of emission tests during the 8 month period that services are provided under Exhibit A shall not exceed 5.

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B. Payments shall be made to the University based on the following schedule:

University shall invoice Buyer on a monthly basis for goods and services listed in the Exhibit(s). Payments shall be made by Buyer within 30 days of receipt of invoice or request for payment.

C. Payment checks shall reference this Agreement and be issued to the Regents of the University of California and mailed to:

Advanced Power & Energy Program

University of California, Irvine

Irvine, California 92697 - 3550

IV. TERMS AND CONDITIONS

A.	Indemnification
Except as otherwise limited herein, University shall defend, indemnify and hold harmless Buyer, its officers, employees, and agents from and against any and all liability, loss, expense (including reasonable attorneys' fees), or claims for injury or damages arising out of the performance of this Agreement but only in proportion to and to the extent such liability, loss, expense (including reasonable attorneys' fees), or claims for injury or damage are caused by or result from the negligent or intentional acts or omissions of University, its officers, employees, or agents.

Buyer shall defend, indemnify and hold harmless University, its officers, employees, and agents from and against any and all liability, loss, expense (including reasonable attorneys' fees), or claims for injury or damages arising out of the performance of this Agreement but only in proportion to and to the extent such liability, loss, expense (including reasonable attorneys' fees), or claims for injury or damage are caused by or result from the negligent or intentional acts or omissions of Buyer, its officers, employees, or agents.

Neither termination of this Agreement nor completion of the acts to be performed under this Agreement shall release any party from its obligation to indemnify as to any claims or cause of action asserted so long as the event(s) upon which such claim or cause of action is predicated shall have occurred prior to the effective date of termination or completion.

B.	Insurance
1.	Buyer shall provide proof of insurance, naming the University as additional insured, showing amounts of coverage as follows:

Broad Form Commercial General Liability Insurance (Contractual Liability Included):

Each Occurrence	$ 1,000,000
General Aggregate	$ 2,000,000

2.	The University shall maintain self-insurance covering its activities under this Agreement in an amount not less than $1,000,000 per occurrence.

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C.	Warranty

The products and services under this agreement are provided without warranty of merchantability or fitness for a particular purpose or any other warranty, expressed or implied. In no event IS the Regents of the University of California liable for any incidental, special, or consequential damages resulting from the use of the products and services contracted for herein.

D.	Conflict of Interest

Buyer affirms that there exists no actual or potential conflict of interest between the parties, including the financial interests of their officers, agents, or employees. Any question regarding a possible conflict of interest will be raised with the University.

E.	Affirmative Action

The Buyer recognizes that as a federal and state government contractor or subcontractor, the University of California is obligated to comply with certain laws and regulations of the federal and state government regarding equal opportunity and affirmative action. When applicable, the Buyer agrees that, as a government subcontractor, the following are incorporated herein as though set forth in full: the non-discrimination and affirmative action clauses contained in Executive Order 11246, as amended by Executive Order 11375, relative to equal employment opportunity for all persons without regard to race, color, religion, sex or national origin, and the implementing rules and regulations contained in Title 41, part 60 of the Code of Federal Regulations, as amended; the non-discrimination and affirmative action clause contained in the Rehabilitation Act of 1973, as amended, as well as the Americans With Disabilities Act relative to the employment and advancement in employment of qualified individuals with disabilities, and the implementing rules and regulations in Title 41, part 60-741 and 742 of the Code of Federal Regulations; the non-discrimination and affirmative action clause of the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended, relative to the employment and advancement in employment of qualified special disabled veterans, veterans of the Vietnam era, recently separated veterans, and other protected veterans without discrimination, and the implementing rules and regulations in Title 41, part 60-250 of the Code of Federal Regulations; and the non-discrimination clause required by California Government Code Section 12900 relative to equal employment opportunity for all persons without regard to race, religion, color, national origin, ancestry, physical or mental disability, medical condition, genetic information, marital status, sex, gender, gender identity, gender expression, age, or sexual orientation, and the implementing rules and regulations of Title 2, Division 4, Chapter 5 of the California Code of Regulations. The Buyer further agrees that when applicable it shall provide the certification of non-segregated facilities required by Title 41, part 60-1.8(b) of the Code of Federal Regulations. Furthermore Buyer understands that University policy requires that University and its contractors may not discriminate on the basis of pregnancy, citizenship, or service in the uniformed services.

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F.	Cooperation

University and Buyer shall cooperate in the event of any legal action or claim made by a third party that may result from activities relating to the performance of this Agreement.

G.	Compliance
1.	University and Buyer agree to comply with all applicable federal, state, and local laws, regulations and codes in the performance of this Agreement.

2.	Buyer warrants that any and all of its work being submitted under this Agreement comply with all U.S. export control laws and regulations. Buyer shall notify University in writing to exportcontrol@research.uci.edu if any ITAR or EAR restricted technology or data is to be provided to University under this Agreement or if data that Company is requesting University to produce during the course of work under this Agreement is expected to be ITAR or EAR restricted. University shall have the right to decline ITAR or EAR restricted technology or data or tasks requiring production of such information.

H.	Force Majeure
University shall not be responsible for damages or for delays or failures in performance resulting from acts or occurrences beyond its reasonable control, including, without limitation: fire, lightning, explosion, power surge or failure, water, acts of God, war, revolution, civil commotion or acts of civil or military authorities or public enemies: any law, order, regulation, ordinance, or requirement of any government or legal body or any representative of any such government or legal body; or labor unrest, including without limitation, strikes, slowdowns, picketing or boycotts; inability to secure materials and supplies, transportation facilities, fuel or energy shortages, or acts or omissions of others.

I.	Assignment

The obligations of the parties pursuant to this Agreement shall not be assigned without the prior written consent of the parties.

J.	Confidentiality

It is agreed that Buyer shall disclose only information necessary to the work and, if any such information is considered confidential, it shall be clearly marked "Confidential Information" and sent by Buyer in writing only to the University (as specified in article IV, paragraph K.) or orally disclosed to the University and reduced to writing by Buyer within thirty days of disclosure. University shall inform its employees that for a period of one year from the end of the Agreement, Confidential Information shall not be used or disclosed to others except in furtherance of this Agreement unless Confidential Information: (i) is or shall have been known to the University before his receipt thereof; (ii) is disclosed to the University by a third party; (iii) is or shall have become known to the public through no fault of the University; or (iv) is required by law to be disclosed.

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K.	Notice

Whenever any notice is to be given hereunder, it shall be in writing and shall be deemed received, if delivered by courier on a business day, on the day delivered, or on the second business day following mailing, if sent by first-class certified or registered mail, postage prepaid, to the following addresses:

To University:
University of California, Irvine
Advanced Power & Energy Program
Irvine, CA 92697 - 3550
Attn: Vince McDonell, Principal Service Provider

AND

University of California, Irvine
Materiel and Risk Management
Irvine, CA 92697-4530
Attn: Rick Coulon

To Buyer:

Company Name: Ener-Core Power, Inc.
Address: 9400 Toledo Way
Address:
City: Irvine State: CA Zip: 92618
Attn: Boris Maslov

L.	Severability

If any term, condition, or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force and effect, and shall not be affected, impaired, or invalidated in any way.

M.	Use of Name

The Parties agree that they will not use the name, logo, or seal, of the other Party or its employees in any advertisement, press release or publicity with reference to this Agreement or any product or service resulting from this Agreement, without prior written approval of the other Party.

N.	Non-Waiver

Waiver or non-enforcement by either party of a term or condition shall not constitute a waiver or a non-enforcement of any other term or condition or of any subsequent breach of the same or similar term or condition.

O.	No Third-Party Rights

Nothing in this Agreement is intended to make any person or entity who is not signatory to the agreement a third-party beneficiary of any right created by this Agreement or by operation of law.

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P.	Dispute Resolution

Any dispute arising regarding the interpretation or implementation of this Agreement, including any claims for breach of this Agreement, shall be resolved by submitting the claim for arbitration to JAMS in accordance with its rules and procedures applicable to commercial disputes. The location of any arbitration proceedings shall be Orange County, California, and any enforcement of the arbitrator's decision shall be brought in a court of competent jurisdiction in Orange County, California.

Q.	Attorney's Fees

In any action brought by a party to enforce the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs. The prevailing party shall be entitled to the reasonable value of any services provided to it by in-house counsel. The reasonable value of services provided by in-house counsel shall be calculated by applying an hourly rate commensurate with prevailing market rates charged by attorneys in private practice for such services.

R.	Amendments

Any amendments to this Agreement must be made, in writing, and approved by the authorized representatives of the Buyer and the University.

S.	Entire Agreement
This Agreement and any exhibits attached hereto constitute the entire agreement between the parties to it and supersede any prior understanding or agreement with respect to the services contemplated, and may be amended only by written amendment executed by both parties to this Agreement.

T.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of California without regard to its conflicts of laws rules.

U.	Independent Contractor
University in the performance of this Agreement shall be and act as an independent contractor.

ACKNOWLEDGED AND ACCEPTED BY:

The Regents of the University of California

(UC Irvine Department Approval)
Name:	Date
Title:

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Rick Coulon	Date
Interim Director, Material and Risk Management

Buyer: Ener-Core Power, Inc.

Signature	Date
Name: Boris Maslov
Title: President

Revised 4/19/2013

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